Exhibit 10.30

                           SECOND AMENDMENT
                                TO THE
                           HANNAFORD BROS. CO.
                 STOCK OWNERSHIP PLAN FOR OUTSIDE DIRECTORS

     The Hannaford Bros. Co. Stock Ownership Plan for Outside Directors (the "Plan") was adopted by the Board of Directors, subject to shareholder approval, on March 3, 1995, and approved by shareholders on May 24, 1995. The Plan was thereafter amended on one occasion and is hereby amended in the following respects.

     1. The terms used in this Amendment shall have the meanings set forth in the Plan unless the context indicates otherwise.

     2. The first paragraph of subsection (d) of Section 6 is hereby amended to read as follows:

        "(d) PERFORMANCE PERIOD. Except as hereinafter provided, a Performance Period shall be the five (5) consecutive Fiscal Years commencing on the date Performance Shares are granted, and a new Performance Period shall begin on the first day of each Fiscal Year. For the 1991 Fiscal Year, five (5) Performance Periods shall begin concurrently, one ending with such Fiscal Year, one ending after two
     (2) consecutive Fiscal Years, one ending after three (3) consecutive Fiscal Years, one ending after four (4) consecutive Fiscal Years, and one ending after five (5) consecutive Fiscal Years. Upon the occurrence of a Change in Control Event described in Section 4(c)(v), all Performance Periods then in effect shall end on the effective date of such event; provided, however, that where the event is shareholder approval of a consolidation, merger or other transaction, the Performance Periods shall end on the effective date of such transaction."

     3.  Subsection (g) of Section 6 is hereby amended to read as follows:

         "(g) DISTRIBUTION TO DIRECTOR. The amount credited to a Director's Performance Share Deferral Account shall be paid to him or her in a lump sum, substantially equal consecutive monthly installments over a period not to exceed ten (10) years, or in such other form as the Committee may permit. Each Director shall, prior to resigning from the Board, specify on such written form as the Committee may prescribe, the manner in which and the time distribution is to be made or commence to him or her. Except as hereinafter provided in this Section and in Section 8(f), distribution with respect to a Director shall not be made or commence before the later
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     of the Director's resignation from the Board or attainment of age seventy (70). Upon the occurrence of a Change in Control Event described in Section 4(c)(v), distribution with respect to a Director shall not be made or commence before the later of the Director's resignation from the Board or the effective date of such event; provided, however, that where the event is shareholder approval of a consolidation, merger or other transaction, distribution shall not be made prior to the effective date of such transaction."

     4. Section 8 is amended by adding a new subsection (j) to read as follows:

        "(j) CALENDAR YEAR AND FISCAL YEAR 2000. Notwithstanding any provision of the Plan to the contrary, a Director may not elect to receive his or her Annual Retainer for calendar year 2000 in the form of Options in lieu of cash, and may not elect to defer his or her Annual Retainer for calendar year 2000, and the Company shall not grant Performance Shares to any Director for the Fiscal Year commencing in 2000."

     5.  This Amendment shall be effective December 15, 1999.